Exhibit 99.1

FleetCor Announces Expansion of Credit Agreement to $1.4 Billion

NORCROSS, Ga., November 7, 2012 — FleetCor Technologies, Inc. (NYSE: FLT), a leading independent global provider of fuel cards and workforce payment products to businesses, today announced that on November 6, 2012, it increased the size of its loan facilities by $500 million. The upsized credit facility totals $1.4 billion and consists of a $550 million term loan facility and an $850 million revolving credit facility, with an option to increase the facility by an additional $250 million. The interest rates on the upsized facility will remain unchanged.

FleetCor anticipates using the increased facility primarily to help fund future acquisitions, for working capital and other general corporate purposes, including to potentially fund share repurchases from certain of its significant legacy investors.

“With the increased credit facility, we currently have plenty of dry powder, approximately $1 billion of liquidity, to continue to pursue our strategy of acquiring businesses that have good business models in attractive geographies and to execute other corporate strategies,” said Eric Dey, chief financial officer, FleetCor Technologies, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. Examples of forward-looking statements in this press release include statements relating to anticipated uses of proceeds from the credit facility, including acquisitions or share repurchases. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement, such as increased interest rates, difficulties satisfying debt obligations, dedication of cash flow to debt repayments, satisfying loan covenants, vulnerability to economic downturns, competitive disadvantages of leverage, increased risk from additional indebtedness, access to receivables securitization financing, rises in fuel prices requiring additional working capital financing, as well as the other risks and uncertainties identified under the caption “Risk Factors” in FleetCor’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 29, 2012. FleetCor believes these forward-looking statements are reasonable; however, forward-looking statements are not a guarantee of performance, and undue reliance should not be placed on such statements. The forward-looking statements included in this press release are made only as of the date hereof, and FleetCor does not undertake, and specifically disclaims, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

About FleetCor
FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better control employee spending and provide card-accepting merchants with a commercial customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, and Europe. For more information, please visit www.fleetcor.com.

Contact:
Investor Relations
investor@fleetcor.com
770-729-2017